EXHIBIT 11.1

                                                       Year Ended July 31,
                                                   --------------------------
                                                       1997           1998
                                                   ------------   ------------
Net (loss) attributable to common shareholders     $(3,068,066)   $(2,997,181)
                                                   ------------   ------------
Weighted average number of Class A common
 shares outstanding                                    725,135        944,735
Weighted average number of Class B common
 shares outstanding                                    281,094        130,983
Less escrow shares                                    (156,249)             0
                                                   ------------   ------------
Weighted average number of common shares
 - basic and diluted                                   849,980      1,075,718
                                                   ------------   ------------
Basic and diluted (loss) per common share          $     (3.61)   $     (2.79)